Exhibit 99.1

Contact:	Brian Begley
Investor Relations
1845 Walnut Street – Suite 1000
Philadelphia, PA 19103
(215) 546-5005
(215) 561-5692 (facsimile)

Atlas Pipeline Partners, L.P. to Acquire Control of Anadarko

Petroleum’s Interest in Oklahoma and Texas Gas Gathering and

Processing Systems for $1.85 Billion

Atlas Pipeline Provides Update to Distribution Guidance;

Conference Call Scheduled Monday, June 4th at 11AM ET to Provide Further

Details on the Transaction

PHILADELPHIA—(MARKETWIRE) – June 3, 2007 - Atlas Pipeline Partners L.P. (NYSE: APL) (the “Partnership” or “APL”) announced today that the Partnership has signed definitive agreements to acquire control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) interests in the Chaney Dell and Midkiff/Benedum natural gas gathering and processing systems for $1.85 billion, subject to customary closing conditions and other adjustments. The transaction has been unanimously approved by the Board of Directors of the Partnership and is expected to close on or about July 11, 2007, subject to certain approvals.

The acquisition is immediately accretive. Available distributable cash flow to the Partnership is projected to be approximately $2.14 to $2.22 per unit for the second half of 2007, representing a 6-10% increase compared with prior guidance, and $4.56 to $4.80 per unit in 2008. APL expects to distribute between $1.78 and $1.85 per limited partner unit in the second half of 2007, and expects to distribute between $3.80 to $4.00 per limited partner unit in 2008, after an increase in its distribution coverage ratio to 1.2x. At the mid-point of this range, this payout would represent over a 13% increase over the Partnership’s current distribution rate of $0.86 per quarter, or $3.44 on an annualized basis.

“This purchase is transformative for APL,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership. “APL’s aggregate processing capacity will more than double — from 350 million cubic feet per day (“Mmcf/d”) to over 750 Mmcf/d, and current total cash flow should nearly triple following this transaction. In addition, these new assets offer considerable opportunity for further rapid and substantial organic growth.”

The Chaney Dell natural gas gathering and processing system, currently 100% owned by Anadarko, is located in northwest Oklahoma and southern Kansas, near the center of the Anadarko Basin. Throughput on the Chaney Dell system averaged 226 Mmcf/d in 2006, and is centered within an active drilling area. This system consists of two active processing facilities:

•	the Waynoka Plant, a 200 Mmcf/d cryogenic unit in Woods County, OK;

•	the Chester Plant, a 30 Mmcf/d cryogenic expander unit in Woodward County, OK; and

•	approximately 3,470 miles of gathering pipeline covering six counties in the Anadarko Basin across northwestern Oklahoma and southern Kansas

The Midkiff/Benedum natural gas gathering and processing system, which is approximately 73% owned by Anadarko, is located in the Spraberry Trend of the Permian Basin, near Midland, Texas. In 2006, the Midkiff/Benedum system had approximately 139 Mmcf/d of average throughput. This system consists of the following:

•	the Midkiff Plant, a 130 Mmcf/d cryogenic facility in Reagan County, TX;

•	the Benedum Plant, a 43 Mmcf/d cryogenic facility in Upton County, TX; and

•	approximately 2,500 miles of gathering pipeline located across four counties in the Permian Basin of west Texas

The Midkiff/Benedum system is subject to a third-party’s preferential right, the exercise of which, if any, would occur prior to the expected closing. The information in this release assumes no exercise of the preferential right.

In order to offer greater flexibility to its customers and expand its operating footprint related to its Oklahoma assets, APL expects to take advantage of the location of its existing Elk City-Sweetwater gathering and processing system in southwest Oklahoma by connecting these facilities to the Chaney Dell system. Additionally, APL plans to construct a new processing facility between the Elk City-Sweetwater system and the Chaney Dell system. All of these planned strategies should materially benefit cash flow past 2008.

Robert R. Firth, President of Atlas Pipeline Holdings, general partner of APL, added, “We anticipate the opportunity to create operating flexibility by assimilating these processing and gathering assets into our existing systems. Also, these assets are strategically placed in the Anadarko and Permian Basins which have seen significant drilling activity, and this will allow us to expand these systems to meet the growing production demands in these areas. Lastly, we expect to benefit from substantial capital improvements that the previous owner invested in these assets in late 2006.”

Transaction Highlights:

•

$1.85 billion for control of Anadarko’s interests in the Chaney Dell system (100% owned by Anadarko) and the Midkiff/Benedum system (approximately 73% owned by Anadarko), subject to certain adjustments and subject to certain legal rights of the minority shareholder in the Midkiff/Benedum system

•	APL expects to receive the equivalent of a stepped up tax basis in the acquired assets

•	Acquisition financing fully committed through:

•	a private placement to institutional investors of $1.125 billion, consisting of approximately 25.6 million limited partner units of APL at $44.00 per unit

•	up to a $900 million term loan, which matures in 2014

•	a $250 million revolving credit facility, from which it expects to draw approximately $60 million for the closing

•

APL intends to hedge its commodity exposure to natural gas and natural gas liquid prices on incremental production volumes from this transaction. The Partnership expects to hedge approximately 80% of its projected processing volumes from the date of the transaction through June 2010.

•

Upon execution of this transaction, our general partner, Atlas Pipeline Holdings, L.P. (NYSE: AHD), holder of all the incentive distribution rights in APL, will allocate a portion of its future incentive distribution rights to APL once specified distribution levels are met in the following manner:

•	up to $5 million per quarter for the first 8 quarters immediately following the closing of the transaction; and

•	up to $3.75 million per quarter after the initial 8 quarter period

Pro forma impact on Atlas Pipeline:

•	APL anticipates that its cash distributions to common unitholders will be approximately $1.78 to $1.85 for the second half of 2007, and between $3.80 and $4.00 per common unit for full year 2008.

•	Available distributable cash flow to the Partnership is expected to be approximately $2.14 to $2.22 per unit for the second half of 2007, and between $4.56 and $4.80 per unit in 2008

•	Beginning in the third quarter of 2007, Atlas Pipeline intends to increase its targeted coverage ratio (distributable cash flow to distributions declared) to approximately 1.2x

•	Atlas Pipeline expects its total natural gas processing capacity to increase from approximately 350 Mmcf/d to approximately 750 Mmcf/d

Affiliates of the Partnership and Anadarko will effect the transaction through the creation of two separate joint ventures which will own the respective systems.

Wachovia Securities acted as sole financial advisor and provided commitments for the Partnership’s new revolving credit facility and term loan financing arrangements. UBS Investment Bank acted as sole private placement agent.

APL also announced today that as of June 1, 2007, the Partnership activated a newly acquired gathering and compression system that will service the Sweetwater facility. This new system will add approximately 10-15 Mmcf/d of inlet gas to the Sweetwater plant, taking the facility to near full processing capacity.

Interested parties are invited to access the live webcast of the conference call hosted by Atlas Pipeline to discuss the acquisition on Monday, June 4, 2007 at 11:00 am Eastern Time by going to the Investor Relations section of Atlas Pipeline’s website at www.atlaspipelinepartners.com. To access an audio replay of the call, dial 1-888-286-8010 and enter conference code 36192965.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership formed to own and control Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and 1,641,026 common units of Atlas Pipeline Partners.

Atlas America, Inc. (NASDAQ: ATLS) owns an 83% limited partner interest in Atlas Pipeline Holdings, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, Atlas Pipeline’s failure to complete the Chaney Dell and Midkiff/Benedum acquisition from Anadarko, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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